       Exhibit 5.1

BOSTON CONNECTICUT FLORIDA NEW JERSEY NEW YORK WASHINGTON, DC
DAY PITNEY LLP Attorneys at Law 605 Third Avenue 31st Floor New York, NY10158

                                                                                                                                                                 August 17, 2020

TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, Connecticut 06518

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) of TransAct Technologies Incorporated, a Delaware corporation (the “Company”), relating to the issuance and sale by the Company of (1) common stock, $.01 par value per share (the “Common Stock”), (2) preferred stock, $.01 par value per share (the “Preferred Stock”), (3) debt securities (the “Debt Securities”), and (4) warrants to purchase, and other rights exercisable for, shares of Common Stock, Preferred Stock or Debt Securities (collectively, the “Warrants and Other Rights” and each, a “Warrant” or an “Other Right”), each of which may be issued on a delayed or continuous basis from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”). The Common Stock, Preferred Stock, Debt Securities and Warrants and Other Rights are sometimes referred to herein as the “Securities.”
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the Securities.
We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), and the Amended and Restated By-laws of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.
Based upon the foregoing, we are of the opinion that, as of the date hereof:
1.            When an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

TransAct Technologies Incorporated
August 17, 2020

2.            When a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Certificate of Incorporation, an appropriate certificate of designation relating to the Preferred Stock has been duly authorized and adopted and filed with the Secretary of State of the State of Delaware, and authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.
3.            When an indenture has been duly authorized by all necessary corporate action of the Company, and duly executed and delivered, and when the specific terms of a particular Debt Security have been duly established in accordance with such indenture and authorized by all necessary corporate action of the Company, and such Debt Security has been duly executed, authenticated, issued and delivered against payment therefor in accordance with such indenture and in the manner contemplated by the Registration Statement and by such corporate action, such Debt Security will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
4.            When a warrant agreement or rights agreement has been duly authorized by all necessary corporate action of the Company, and duly executed and delivered, and when the specific terms of a particular Warrant or Other Right have been duly established in accordance with such warrant agreement or rights agreement, as applicable, and authorized by all necessary corporate action of the Company, and such Warrant or Other Right has been duly executed, authenticated, issued and delivered against payment therefor in accordance with such warrant agreement or rights agreement, as applicable, and in the manner contemplated by the Registration Statement and by such corporate action, such Warrant or Other Right will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
In connection with the opinions expressed above, we have assumed that, at the time of the delivery of any such Security, (i) the Board of Directors of the Company shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain in good standing and shall have a legal corporate existence under the laws of the State of Delaware; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) any indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Security shall be a valid, binding and enforceable agreement of each party thereto; (v) the number of shares of Common Stock or Preferred Stock, as the case may be, to be offered and sold under the Registration Statement shall not exceed the number of shares of Common Stock or Preferred Stock, as applicable, authorized in the Certificate of Incorporation of the Company; and (vi) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that the execution, delivery and performance by the Company of any Security whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

TransAct Technologies Incorporated
August 17, 2020

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.
The foregoing opinions are limited to (i) the General Corporation Law of the State of Delaware and (ii) the internal laws of the State of New York. We express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the related prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ DAY PITNEY LLP
DAY PITNEY LLP

SWG